UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

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Lions Gate Entertainment Corp.

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FOR IMMEDIATE RELEASE

LIONSGATE COMMENTS ON THE ICAHN GROUP’S TRACK RECORD OF
VALUE DESTRUCTION AND LACK OF RELEVANT EXPEREINCE

Board Recommends Shareholders Vote FOR the Board’s Nominees
on the BLUE Proxy Card Today

SANTA MONICA, Calif. and VANCOUVER, B.C. —  Dec. 8, 2010 — Lionsgate (NYSE: LGF) today mailed the following letter to its shareholders regarding the Company’s 2010 Annual General Meeting of Shareholders, scheduled for December 14, 2010.

The Lionsgate Board strongly recommends that all Lionsgate shareholders vote FOR Lionsgate’s director nominees on the BLUE proxy card and discard any proxy materials received from the Icahn Group.

December 8, 2010

Dear Fellow Lionsgate Shareholder:

With Lionsgate’s 2010 Annual General Meeting of Shareholders less than one week away, your Board of Directors urges you to vote the BLUE proxy card to elect the Company’s highly qualified nominees.

As you know, the Icahn Group is trying to replace five of your qualified nominees with its handpicked slate, none of whom have the track record of success or the relevant experience that the Lionsgate director nominees possess.  With no vision, much less a strategy, for the future of Lionsgate, Mr. Icahn and his nominees pose a significant risk to Lionsgate if they obtain board representation.

On the other hand, the Lionsgate Board and management team have a clear plan to continue growing the Company and enhance value for all Lionsgate shareholders.

Your Board and management team are confident that its strategy has Lionsgate on track to continue to build its momentum and to deliver value to shareholders.  Now is certainly not the time to make a change.

To protect and to realize the value of your Lionsgate investment, your Board urges you to please vote FOR the Lionsgate director nominees on the BLUE proxy card.

ICAHN HAS A FRIGHTENING RECORD OF DESTROYING VALUE

Mr. Icahn likes to brag about his fund making money for his investors, but he typically does not make money for shareholders of companies on which he or his representatives have secured board representation.

Over the past 10 years, if you invested a dollar in the companies where Mr. Icahn or his representatives have secured board representation, outside the biopharmaceutical sector, and sold after they left the board, you would only have EIGHTEEN CENTS left of that dollar (based on median performance) – a shocking decline in value of 82 percent.

Source: CapIQ, Shark Repellant, public sources as of December 1, 2010. Time period based on when one or more of Icahn or his affiliates held a seat on the Company's board.  As of 12/1/10, refer to Lionsgate's DEFA14A filed with the SEC on 12/3/2010 for detailed footnotes.

Since 2000, nearly two thirds of the companies (9 of the 14) where Mr. Icahn has secured board representation have seen significant share price declines.

•         Blockbuster’s share price declined by 96% when Mr. Icahn was a board member. [1]

•         During Mr. Icahn’s tenure as chairman of the board of WCI Communities, after a failed tender offer and prolonged proxy fight, the company’s equity value decreased to virtually zero (share value decreased by 99.8%). [2]  One year after Mr. Icahn joined its board, WCI Communities filed for bankruptcy.

•         At Lear Corporation, after Mr. Icahn secured board representation, the company’s share value decreased by 93% before Mr. Icahn’s nominee resigned from the board. [3]

[1] Based on Class A common stock. Icahn was elected to the Blockbuster board on May 11, 2005 and resigned on January 28, 2010.
 [2] Mr. Icahn joined the WCI Communities board at its annual meeting in August 2007 and was appointed chairman on September 6, 2007.
 [3] Lear is measured to November 3, 2008, the date in which Icahn’s nominee resigned from the board.

•         At BKF Capital, Mr. Icahn’s nominees who were elected to the board oversaw a decrease in value of 92%. [4]

•         During Mr. Icahn’s tenure as chairman of the board of XO Holdings, share value decreased 82%. [5]

Mr. Icahn’s involvement on the board of directors of Blockbuster specifically underscores serious questions about his obvious lack of knowledge and understanding of the media business.

During Mr. Icahn’s tenure on the Blockbuster board, the company reported greater than $1.4 billion in losses [6] and its share price plummeted from $10.05 per share to $0.40 per share – a 96% decline in shareholder value. [7]  After the company’s market capitalization had declined by nearly $2 billion, Mr. Icahn stepped down from Blockbuster’s board and sold a substantial portion of his stake at a fraction of his original investment. [8]

Source Factset

1. Icahn nominees Edward Bleier and Strauss Zelnick remained on the board post Icahn’s departure. Share price decline measured until sale of Icahn’s stake which occurred between quarter ended June 30, 2010 and September 30, 2010; performance measured at assumed midpoint of August 15, 2010.

Further evidence of Mr. Icahn’s total lack of understanding of the media industry is exemplified by his direct foray into the media space with his failed film distribution company, Stratosphere Entertainment.

[4] Mr. Icahn’s nominees joined the board of BKF Capital on January 23, 2006 and served until their resignation on September 19, 2008.

[5] XO Holdings performance is measured from January 29, 2003, the first date it traded after emerging from bankruptcy.

[6] Based on net income (loss) for second half of fiscal years 2005, 2006, 2007, 2008 and 2009, per Blockbuster filings.

[7] Based on Class A common stock. Mr. Icahn was elected to the board on May 11, 2005 and resigned on January 28, 2010.

[8] Market capitalization declined from $1.9 billion on May 11, 2005 to $71 million on January 28, 2010.

Mr. Icahn keeps saying, as recently as yesterday (December 7, 2010) on CNBC, that Lionsgate should only be in the movie distribution business.  When Mr. Icahn emulated this distribution-only strategy with his own Stratosphere Entertainment in the late 1990’s, the results were a resounding failure.  Initially, Mr. Icahn planned to release 12 low-budget films a year that were predicted to gross between $3 and $30 million apiece worldwide.  Instead, Mr. Icahn’s company released only eight films total, and they all flopped.  The highest grossing film was Hideous Kinky, which had a budget of $12 million but earned a paltry $1.3 million at the domestic box office.  In 2000, Stratosphere went out of business.

The results of the movies released by Mr. Icahn’s company (based on US Box office figures from www.boxofficemojo.com) are clear:

Movie Title	Studio	Total Gross	Date
Hideous Kinky	Stratosphere	$1,263,279	April 16, 1999
One Tough Cop	Stratosphere	$1,223,034	October 9, 1998
The Thief	Stratosphere	$1,126,506	July 17, 1998
Xiu Xiu: The Sent Down Girl	Stratosphere	$1,010,933	May 7, 1999
The School of Flesh	Stratosphere	$402,668	February 26, 1999
Smiling Fish & Goat on Fire	Stratosphere	$278,492	August 25, 2000
Six Ways to Sunday	Stratosphere	$54,751	March 5, 1999
The Last Big Thing	Stratosphere	$22,731	September 25, 1998
The Boys	Stratosphere	$3,146	October 15, 1999

Note: Total Gross does not include additional releases, if any.

With NO track record of building value in the media business, there is NO reason to believe that Mr. Icahn knows what is best for Lionsgate’s business. Your Board urges you NOT to entrust the value of your investment with the Icahn Group’s hand-picked nominees.

MOST OF THE ICAHN GROUP’S NOMINEES LACK RELEVANT MEDIA EXPERIENCE; ALL OF THEM LACK SUCCESS IN MEDIA

The Icahn Group nominees who do have a history in the media industry have track records of failure and value destruction.

Chris McGurk: A Long Track Record of Repeated Failures

•         Failed with Overture Films:

-        Trying to model it after Lionsgate by releasing only low-budget niche films, McGurk founded Overture in 2006.   [9]

-        By July 2010, Overture had accrued a library of only 16 films and could not consistently generate revenues. [10]

-        Public estimates of 10 Overture films show that half lost money in the domestic box office from having larger budgets than revenues, while others netted little or broke even.   [11]

-        McGurk was fired and Overture was ultimately shut down.

•         Unsuccessful tenures at Universal and MGM:

-        At Universal: the company did not have much success theatrically and lost significant revenue by selling the international rights of movies such as American Pie and Erin Brockovich.  [12]

-        During his tenure, Universal sold off the international rights to its DVD’s for a pittance, just as the DVD business was taking off. [13]

-        He left the cupboard bare at Universal, a pattern he would repeat at MGM, where he made no strategic investments to build long-term value in the now bankrupt company, and a pattern he repeated yet again at Overture.

•         McGurk has overseen value destruction on the public company boards on which he has served as an outside director:

-        DIC Entertainment: Share price fell 87% from £2.56 to £0.33. [14]

-        Despite this significant destruction of shareholder value, McGurk was paid a $200,000 “Exemplary Service Payment” by the Board when the company was sold in 2008.

-        DIVX Inc: Share price fell 63% from $18.70 to $6.95 (on the day before the company was sold).   [15]

-        BRE Properties: Stock is down 16% since McGurk joined the board on February 7, 2006. [16]

[9] “Malone taps McGurk to run new studio-distrib.” Hollywood Reporter. November 14, 2006.

[10] “Overture Films can't find buyer, will close.” Los Angeles Times. July 24, 2010.

[11] www.boxofficemojo.com

[12] “Bronfman's Hollywood Report Card: He Didn't Make The Dean's List For The Record.” Los Angeles Times. June 23, 2000.

[13] “International DVD Market Gets Universal Boost.” Video Week. March 1, 1999.

[14] McGurk was on the board before the company went public.  From the date it went public to last day it traded DIC's share price fell 87% from £2.56 to £0.33. Source: Factset.

[15] McGurk joined the board on January 5, 2006 when it was a private company.  The share price on the first day it traded publicly (Sept. 22, 2006) closed at $18.70.  On June 1, 2010 (the day prior to announcement of is sale to Sonic), DivX was trading at $6.95, down 63%.  DivX last traded on October 8, 2010 at $9.64/share, down 48%. Source: Factset.

[16] Source: Factset.

Jay Firestone: Failed with Fireworks Entertainment

•         Firestone burned through $100 million in financing on films such as Onegin (grossed $206,128) and Who is Cletis Tout (grossed $252,607). [17]

•         Firestone partnered with Icahn’s Stratosphere Entertainment, in the joint distribution venture, Independent Distribution Partners, which was a failure. [18]

-        CanWest, Firework’s parent, terminated Firestone in 2003 and shut down Fireworks a year later. [19]

In light of their failings at Overture and Fireworks, we believe it is unlikely these nominees would continue the success of Lionsgate’s Board and management team.

[17] “UPDATE: Carl Icahn Wants 2nd Hollywood VIP For His Lionsgate Board + MGM News.” Deadline Hollywood Daily. November 24, 2010.  Box office numbers from www.boxofficemojo.com.

[18] “Stratosphere, CanWest, Goldwyn pact for output.” Hollywood Reporter. April 25, 2000.

[19] “CanWest posts loss” Hollywood Reporter. April 22, 2004.

Michael Dornemann: No Relevant Experience
• Has no relevant experience in the movie industry.
• Had a poor track record at BMG and was ultimately forced out. [20]
• As a member of the Icahn-influenced Take-Two Interactive Software board, Dornemann has overseen value destruction, with the stock price decreasing over 47% during his tenure. [21]
• At Take-Two, Dornemann cost shareholders significant opportunity for value when the board unanimously voted down an offer from Electronic Arts to acquire Take-Two for $26/share. [22]
• Today, shares of Take-Two stock trade at $11.10, approximately 57% below the offer price. [23]

Daniel Ninivaggi: No Relevant Experience
• An Icahn employee, a lawyer and ex- auto-part executive with no relevant experience.
• At Lear Corp., Ninivaggi tried to push through an offer from Mr. Icahn over objections from shareholders and ISS. [24]
• Following the rejection of the Icahn offer, Ninivaggi stayed with Lear until shareholder value dropped to almost nothing and he left as the company filed for bankruptcy. [25]
• Ninivaggi was later hired by Mr. Icahn to run his flagship fund, Icahn Enterprises and is now Mr. Icahn’s “right hand man.” [26]

Harold Shapiro: No Relevant Experience
• Mr. Icahn’s fellow Princetonian and has no relevant experience in Lionsgate’s business.

Given their lack of experience in Lionsgate’s industry, it is unclear how these nominees would improve on the results achieved by Lionsgate’s Board and management team.

ICAHN’S INCREASING ROLE AT MGM RAISES SIGNIFICANT CONCERNS
OF A SERIOUS CONFLICT OF INTEREST

Mr. Icahn is the second largest stakeholder of MGM, a Lionsgate competitor, and was recently granted the authority to designate a director to serve on MGM’s board.  This could cause a conflict, as with a representative on Lionsgate’s board, he would have access to highly sensitive, competitive information such as new film release dates, development slates, film and TV acquisition targets and confidential M&A discussions.

On October 12, 2010, Mr. Icahn issued a statement in support of a merger between Lionsgate and MGM.  As a major stakeholder in both companies, we believe that Mr. Icahn is seeking to place former MGM executive, Mr. McGurk, on Lionsgate’s Board in an effort to pave the way for a Lionsgate/MGM merger on terms beneficial to the Icahn Group only.  The notion of Mr. Icahn having representation on both MGM’s and Lionsgate’s boards affords zero protection to Lionsgate shareholders in terms of an unbiased, independent Board.

[20]  “From Sour Notes to Right Keys Music: BMG is on track to post a profit in 2002, after years of bad press, management and artistic turmoil, and financial setbacks.” Los Angeles Times. March 17, 2002.

[21] From March 29, 2007, the date of the Annual Meeting in which Dornemann was nominated to the Board, to November 26, 2010.

[22] Take-Two, “Take-Two Interactive Software’s Board Rejects Electronic Arts’ Unsolicited Proposal as Inadequate.” February 24, 2008. Press Release.

[23] From tender offer launch on March 13, 2008 to November 26, 2010. Source: Factset.

[24] “UPDATE: ISS Recommends Vote Against Icahn's Offer For Lear.” Dow Jones. July 11, 2007.

[25] “Auto parts maker Lear Corp files for bankruptcy.” Reuters. July 7, 2009.

[26] “UPDATE 1-Icahn's right-hand man Keith Meister to leave.” Reuters. August 4, 2010.

ICAHN THE “BITTER BIDDER” CONTINUES HIS DISCREDITED COMPLAINING ABOUT LIONSGATE’S DELEVERAGING TRANSACTION

Mr. Icahn continues to complain about Lionsgate’s deleveraging transaction, which reduced Lionsgate’s debt by $100 million and was well received by ratings agencies, Wall Street analysts and the New York Stock Exchange.  In addition, the deleveraging transaction has been upheld by the Supreme Court of British Columbia, which in its decision, describes Mr. Icahn as acting “not as a shareholder but as a bitter bidder.” [27]

Following the transaction:

•         Moody’s upgraded its ratings outlook for Lionsgate to positive from stable:

―     “The rating outlook change is prompted by a combination of recent debt reduction via the conversion of senior subordinated notes to equity, better than expected operating performance, and management's continuing focus on de-risking the balance sheet and improving credit metrics further, in Moody’s view.” (Moody’s press release, September, 1, 2010)

•         Wall Street analysts stated:

―     “Reducing its effective indebtedness is a positive for LGF.” (BMO Capital, July, 21, 2010)

―     “A net benefit of this battle has been the prudent reduction in leverage (a frequent complaint of Icahn), lowering interest payments and adding to the float.” (Piper Jaffray, August 10, 2010)

•         The Honorable Mr. Justice Savage, the Supreme Court of British Columbia, ruled:

―      “In my opinion, based on the evidence, the Lions Gate Board’s views were reasonably held, that is, that both the deleveraging effect, its primary purpose, and the consequential effect, the dilution of the Icahn Group’s position while it was in the midst of a hostile takeover bid, were reasonably held to be in the best interests of the company.” (Opinion of The Honorable Mr. Justice Savage, The Supreme Court of British Columbia, November 1, 2010)

The Bottom Line: Everybody but the Icahn Group believes that the Board acted in the best interests of Lionsgate and its shareholders and took action that was good for the Company, regardless of Icahn’s “bitter” complaining.

LIONSGATE’S DIRECTOR NOMINEES ARE THE RIGHT CHOICE TO GROW THE COMPANY AND MAXIMIZE LIONSGATE’S DIVERSIFIED
PORTFOLIO OF BUSINESSES

All 12 of Lionsgate’s director nominees have a diversity of expertise with deep industry experience to lead the Company at this important juncture.

[27] Opinion of The Honorable Mr. Justice Savage, The Supreme Court of British Columbia, 11/1/10

•         Nine of the Company’s 12 directors have relevant media experience, seven of these directors are independent;

•         All 12 of the Company’s nominees have extensive business and corporate governance expertise;

•         Three of the Company’s nominees each have over 25 years of media experience;

•         Six of the Company’s nominees have strong relationships within the investment community;

•         Two of the Company’s nominees are prominent multiple-award-winners for accomplishments in the entertainment industry;

•         Two of the Company’s nominees are nationally recognized Canadian entertainment lawyers; and

•         Seven of the Company’s nominees have served on the audit, corporate governance and compensation committees on the boards of other publicly traded companies.

Lionsgate’s director nominees have the critical industry knowledge, experience and expertise to continue executing the Board and management’s strategy to enhance value for Lionsgate shareholders.

AS A RESULT OF YOUR BOARD AND MANAGEMENT TEAM’S DIRECTION,
LIONSGATE HAS ACHIEVED CONSISTENT REVENUE GROWTH ACROSS ALL OF ITS BUSINESS SEGMENTS

* Revenues include acquisitions (not pro-forma)

Over the past ten years, the current Board and management team have developed and executed a disciplined plan to create a diversified media business that is creating long term value for Lionsgate shareholders.  As a result of this plan, Lionsgate today has a world-class media platform that leverages content creation, production and distribution across diverse channels.

Due to the Board’s and management team’s leadership:

•         Over the past ten years, Lionsgate stock has appreciated by 341%, while, over the same timeframe, the S&P 500 declined 10% and the S&P 500 Media Index declined 33%. [28]

•         Over the past 12 months, Lionsgate stock has appreciated by 49%, while, over the same timeframe, the S&P 500 appreciated 9% and the S&P 500 Media Index appreciated 26%. [29]

•         Lionsgate achieved record EBITDA and revenues in fiscal 2010.

•         Revenues grew from $183 million in fiscal 2000 to an approximate $1.6 billion in fiscal 2010, and continue to grow in fiscal 2011 with first half revenues of approximately $783 million.

•         Lionsgate’s television business grew from annual revenues of $8 million in fiscal 1999 to approximately $351 million in fiscal 2010 and $168.5 million in the first half of fiscal 2011.

The Lionsgate Board and management team are focused on leading Lionsgate and continuing to execute on its growth strategy for the benefit of all Lionsgate shareholders.

WALL STREET ANALYSTS UNDERSTAND THE STRENGTH OF LIONSGATE’S BUSINESS PLAN AND BELIEVE IN THE COMPANY’S LEADERSHIP TO EXECUTE ITS STRATEGY

•         “[Icahn’s] $7.50 offer is laughable…Lionsgate is an amazingly complex company for shareholders to understand…Once an investor is able to size up this company, they take the long view.” - James Marsh, Piper Jaffray, cited in Icahn’s offer for Lionsgate stock not very tempting. Variety. December 2, 2010.

•         “It is widely believed that the majority of Lionsgate shareholder base are long-term investors who are holding the stock because they see tremendous upside potential for Lionsgate. For those shareholders to cash out today, it would take an offer of $12.50 or so.”  - Marla Backer, Hudson Square, cited in Icahn’s offer for Lionsgate stock not very tempting. Variety. December 2, 2010.

•         “We believe Theatrical, as well as Home Video, International and Television Production revenue metrics underscore the strong momentum in the company’s core businesses.” - Marla Backer, Hudson Square, November 11, 2010.

•         “The likelihood of a proxy battle remains highly probable but its outcome is not. Finding a better management team if a proxy battle and ensuing change of leadership at the company were to occur is even less probable in our opinion.” - Jeffrey B. Logsdon, BMO Capital Markets, November 10, 2010.

[28] From November 30, 2000 – November 26, 2010. Source: Factset.

[29] From November 30, 2009 – November 26, 2010. Source: Factset.

•         “While strength in the film slate comes and goes, with Epix now profitable thanks to Netflix and a stronger focus on cost controls and film investment spend, things are rolling more in LGF’s way.” - Benjamin Mogil, Stifel Nicolaus, November 10, 2010.

•         “Diversification Makes Business Stronger But Harder to Understand” - David Bank, RBC, February 10, 2010.

VOTE FOR LIONSGATE’S DIRECTOR NOMINEES ON THE BLUE PROXY CARD

With Lionsgate poised for future success, now is not the time to make a change.

Do not risk the future of your Lionsgate investment.  Time is of the essence.  Your Board urges you to please vote FOR Lionsgate’s director nominees on the BLUE proxy card today and to discard the Icahn Group’s proxy materials.

            Since time is short, vote the BLUE proxy card by phone or internet.

We have appreciated and look forward to your continued support.

Sincerely,

/s/ Jon Feltheimer                                                                      /s/ Michael Burns

Jon Feltheimer                                                                           Michael Burns

Co−Chairman and Chief Executive Officer                                 Vice Chairman

IMPORTANT: WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL GENERAL MEETING, YOU ARE REQUESTED TO COMPLETE AND PROMPTLY RETURN THE ENCLOSED BLUE PROXY CARD IN THE ENVELOPE PROVIDED. PLEASE DISCARD AND DO NOT RETURN THE WHITE PROXY CARD PREVIOUSLY SENT TO YOU BY LIONSGATE. THE WHITE PROXY CARDS WILL BE DISREGARDED BY LIONSGATE AND VOTES SUBMITTED THEREON WILL NOT BE COUNTED. IF YOU HAVE ALREADY RETURNED THE WHITE PROXY CARD, PLEASE ALSO COMPLETE AND RETURN THE ENCLOSED BLUE PROXY CARD.

If you have any questions, require assistance in voting your shares, or need additional copies of Lionsgate’s proxy materials, please call MacKenzie Partners at the phone numbers listed below.

 105 Madison Avenue

New York, NY 10016

lionsgate@mackenziepartners.com

(212) 929-5500 (call collect)

Or

TOLL-FREE (800) 322-2885

Morgan Stanley & Co. Incorporated is serving as financial advisor to Lionsgate and Heenan Blaikie LLP is serving as legal advisor. Perella Weinberg Partners LP is serving as financial advisor to the Special Committee of the Lionsgate Board of Directors and Wachtell, Lipton, Rosen & Katz is serving as U.S. legal advisor.

About Lionsgate

Lionsgate is the leading next generation studio with a strong and diversified presence in the production and distribution of motion pictures, television programming, home entertainment, family entertainment, channels, video-on-demand and digitally delivered content. The Company has built a strong television presence in production of prime time cable and broadcast network series, distribution and syndication of programming through Debmar-Mercury and an array of channel assets.   Lionsgate currently has 15 shows on more than 10 networks spanning its prime time production, distribution and syndication businesses, including such critically-acclaimed hits as “Mad Men”, “Weeds” and “Nurse Jackie” along with new series such as “Blue Mountain State” and “Running Wilde” and the syndication successes “Tyler Perry’s House Of Payne”, its spinoff “Meet The Browns”, “The Wendy Williams Show” and the recently announced “Are We There Yet?”.

Its feature film business has generated such recent hits as THE EXPENDABLES, which was #1 at the North American box office for two weeks this past summer, THE LAST EXORCISM, TYLER PERRY’S WHY DID I GET MARRIED TOO?, KICK ASS and the critically-acclaimed PRECIOUS, which won two Academy Awards(R).   The Company’s home entertainment business has grown to more than 7% market share and is an industry leader in box office-to-DVD revenue conversion rate.  Lionsgate handles a prestigious and prolific library of approximately 12,000 motion picture and television titles that is an important source of recurring revenue and serves as the foundation for the growth of the Company’s core businesses. The Lionsgate brand remains synonymous with original, daring, quality entertainment in markets around the world.

Additional Information

This communication does not constitute an offer to buy or solicitation of an offer to sell any securities. Lionsgate has filed a definitive proxy statement with the Securities and Exchange Commission (the “SEC”) and Canadian securities regulators in connection with the annual meeting of shareholders and mailed such proxy statement to the shareholders of Lionsgate.  Lionsgate has also filed a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC and a directors’ circular with Canadian securities regulators regarding the Icahn Group’s pending unsolicited tender offer. SHAREHOLDERS ARE STRONGLY ENCOURAGED TO READ THESE AND OTHER DOCUMENTS FILED WITH THE SEC OR CANADIAN SECURITIES REGULATORS IN THEIR ENTIRETY, AS THEY CONTAIN CERTAIN IMPORTANT INFORMATION. Shareholders will be able to obtain the proxy statement, the Solicitation/Recommendation Statement, the directors’ circular, any amendments or supplements thereto, and other documents filed by Lionsgate with the SEC and Canadian securities regulators related to the annual meeting or the Icahn Group’s unsolicited tender offer for no charge in the “Investors” section of Lionsgate’s website at www.lionsgate.com or at the SEC’s website at www.sec.gov, or on the Canadian Securities Administrator’s website at www.sedar.com. Copies will also be available at no charge by writing to Lionsgate at 2700 Colorado Avenue, Suite 200, Santa Monica, California 90404.

Certain Information Regarding Participants

Lionsgate and certain of its directors and executive officers may be deemed to be participants under the rules of the SEC. Shareholders may obtain information regarding the names, affiliations and interests of Lionsgate’s directors and executive officers in Lionsgate’s proxy statement filed with the SEC on December 6, 2010, its Annual Report on Form 10-K filed with the SEC on June 1, 2010, and its amendment to such Annual Report on Form 10-K/A filed with the SEC on July 29, 2010. To the extent that holders of Lionsgate securities have changed since the amounts printed in the amendment on Form 10-K, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC. Additional information regarding the interests of these participants in any proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, is also included in the proxy statement filed with the SEC on December 6, 2010 and mailed to the shareholders of Lionsgate, and may be included in other relevant materials to be filed with the SEC if and when they become available. These documents (when available) can be obtained free of charge from the sources indicated above.

Forward-Looking Statements

Certain statements in this press release may constitute “forward-looking” statements. Forward-looking statements are based upon assumptions as to future events that may not prove to be accurate. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Actual outcomes and results may differ materially from what is expressed or forecasted in these forward-looking statements as a result of various important factors, including, but not limited to, actions taken by the Icahn Group, actions taken by shareholders in respect of the offer, the possible effect of the offer on Lionsgate’s business (including, without limitation, on Lionsgate’s credit facilities and notes), the substantial investment of capital required to produce and market films and television series, increased costs for producing and marketing feature films, budget overruns, limitations imposed by Lionsgate’s credit facilities, unpredictability of the commercial success of Lionsgate’s motion pictures and television programming, the cost of defending Lionsgate’s intellectual property, difficulties in integrating acquired businesses, technological changes and other trends affecting the entertainment industry, and the risk factors found under the heading “Risk Factors” in the Company’s 2010 Annual Report on Form 10-K filed with the SEC on June 1, 2010, its amendment to such Annual Report on Form 10-K/A filed with the SEC on July 29, 2010 and the Company's Quarterly Report on Form 10-Q filed with the SEC on November 9, 2010. As a result, these statements speak only as of the date they were made and Lionsgate undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, unless such updates or revisions are required by applicable law. Words such as “targets”, “positions”, “expects,” “intends,” “plans,” “projects,” “believes,” “provides”, “estimates” (or use of “E”), “forecasts” and similar expressions are used to identify these forward-looking statements. All estimates and projections used in this document are based on Lionsgate management estimates and projections, unless otherwise stated.

# # #

Contacts:

Peter D. Wilkes
310-255-3726
pwilkes@lionsgate.com

Joele Frank / Annabelle Rinehart
Joele Frank, Wilkinson Brimmer Katcher
212-355-4449